Exhibit 99.1


 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652
 FOR IMMEDIATE RELEASE


           JACK HENRY & ASSOCIATES ACQUIRES VERINEX[R] TECHNOLOGIES
           --------------------------------------------------------

 MONETT, MO _ October 5, 2004 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated computer systems and ATM/debit card transaction processing, announced today its acquisition of California-based Verinex Technologies ("Verinex"), a leading developer and integrator of biometric security solutions. The terms of the transaction were not disclosed.

 Biometrics is the ability to verify identity through the automated use of physical characteristics such as fingerprints, irises, retinas, and faces; or behavioral characteristics such as voices, signatures, and keystroke recognition.

 Biodentify[R], Verinex's fingerprint authentication solution, leverages physical biometrics, which are unique to every individual and cannot be altered, to provide unique levels of security, convenience, and usability. The advanced system provides intuitive wizard-based registration, convenient single-touch identification, event logging for auditing and regulatory compliance purposes, efficient administration and management, and the industry's highest usability rates.

 Tony L. Wormington, president of Jack Henry & Associates, said, "Password use and administration have become increasingly more expensive and inefficient. In fact, the Gartner Group and IDC estimate that password administration and management costs can total $200 to $300 per user, per year; not including the cost of compromised proprietary information. The research also confirmed that 20 to 50 percent of all help desk calls are requests for password resets, and the average labor cost for a single password reset is $38. Biometrics eliminates user names and passwords, and the related costs, ongoing administration, and management issues; while significantly enhancing security. Integrating Biodentify into our banking and credit union systems can significantly improve our clients operating efficiencies while enhancing their overall security."

 According to Scott Almquist, manager of business development for Verinex Technologies, "The Gartner Group research also determined that security has become the number one concern of CIO's. Materially enhancing security through state-of-the-art technology is the foundation of Verinex and our products. Biodentify conclusively authenticates individuals based on 'who they are' rather than 'what they know' or 'what they have.' Each individual's unique physical characteristics accurately identify them from everyone else, making it virtually impossible to forge, lose, forget, copy or share biometric-based authentication credentials."

 Jack F. Prim, CEO of Jack Henry & Associates, said, "Jack Henry and Verinex clearly share a common corporate culture and proven commitment to provide outstanding products and world-class service. Similar to other recent acquisitions, Verinex will expand our service offerings to our existing customer base, and expand our potential customers to entities that have not traditionally been our targets, much like the market gains we obtained with e-Classic Systems which was acquired in April of this year."

 Verinex's sophisticated solutions are currently supporting financial institutions and healthcare organizations; providers of e-commerce and point-of-sale transactions; and time and attendance tracking, and physical access functions.

 According to Kevin D. Williams, CFO of Jack Henry & Associates, "This acquisition is expected to contribute approximately $3 to $4 million in EBITDA for the remainder of this fiscal year and should have an accretive impact to EPS of approximately $.01 to $.02. We believe there is significant upside for this product in our existing customer base and will be a differentiator of our products to assist in selling to new core customers in the future in both of our operating segments."


 Jack Henry Closes Previously Announced Acquisition of Select Payment Processing, Inc.

 Jack Henry also has closed the acquisition of privately-held Select Payment Processing, Inc. effective October 1, 2004, which was announced September 8, 2004. Select Payment Processing provides innovative ACH and electronic check processing solutions for financial institutions, third-party payment processors, government entities, utility companies, and online and offline merchants. The acquisition was pending Select Payment's shareholder approval, which was received September 30, 2004.


 About Jack Henry & Associates, Inc.

 Jack Henry & Associates, Inc. provides integrated computer systems and processor of ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States, and has more than 5,900 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.


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